Exhibit 3.1

ARTICLES OF AMENDMENT

OF

BEHRINGER HARVARD MULTIFAMILY REIT I, INC.

THIS IS TO CERTIFY THAT:

FIRST:  The charter of Behringer Harvard Multifamily REIT I, Inc., a Maryland corporation (the “Corporation”), is hereby amended by deleting existing Article I in its entirety and substituting in lieu thereof a new article to read as follows:

ARTICLE I

NAME

The name of the corporation is Monogram Residential Trust, Inc. (the “Company”). So far as may be practicable, the business of the Company shall be conducted and transacted under that name. Under circumstances in which the Company’s Board determines that the use of the name “Monogram Residential Trust, Inc.” is not practicable, it may use any other designation or name for the Company.

SECOND:  The amendment to the charter of the Corporation as set forth above was approved by a majority of the entire board of directors of the Corporation, and the amendment is limited to a change expressly authorized by Section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders.

THIRD:  The undersigned President acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters and facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Monogram Residential Trust, Inc., has caused the foregoing Articles of Amendment to be signed in its name and on its behalf by its President and attested to by its Secretary on this 30th day of June, 2014.

MONOGRAM RESIDENTIAL TRUST, INC. (f/k/a Behringer Harvard Multifamily REIT I, Inc.)

By:	/s/ Mark T. Alfieri
Mark T. Alfieri
President

ATTEST:

By:	/s/ Daniel J. Rosenberg
Daniel J. Rosenberg
Secretary